Exhibit 2.1

SHARE PURCHASE AGREEMENT

By and between

INDIA GLOBALIZATION CAPITAL, INC.
A Maryland, USA Corporation

And

SHAREHOLDER OF CABARAN ULTIMA SDN BHD
RGF Land SDN BHD
Incorporated in Malaysia

And

CABARAN ULTIMA SDN. BHD.
Incorporated in Malaysia

Effective as of: February 11, 2016

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT dated as of February 11, 2016 (this "Agreement"), by and among INDIA GLOBALIZATION CAPITAL, INC., a Maryland corporation, with headquarters located at 4336 Montgomery Avenue, Bethesda, Maryland 20814 (“IGC”, "Company, “Buyer"), and SHAREHOLDERS OF CABARAN ULTIMA SDN. BHD. (the "Seller") and CABARAN ULTIMA SDN. BHD. (“Ultima”), a company incorporated in Malaysia.

DEFINITIONS:

“IGC,” “the Company,” and/or “the Buyer” refer to India Globalization Capital, Inc.

“The Seller” refers to any and all shareholders of Cabaran Ultima SDN. BHD. as set out in Schedule A appended hereto.

“Interests” refers to ownership of Cabaran Ultima SDN. BHD.

“Ultima”, refers to, collectively, Cabaran Ultima SDN. BHD and its subsidiaries: RGF Cabaran SDN. BHD.; and RGF Construction SDN. BHD.

“Land”, refers to the company RGF Land SDN. BHD. incorporated in Malaysia that is the parent of Cabaran Ultima SDN. BHD.

“Closing” refers to the closing of the acquisition contemplated in this Agreement.

“Closing Date” refers to the date of Closing of the acquisition in this Agreement.

“FYE” refers to Financial Year Ended.

“Shares”, refers to 998,571 common stock of the Company issued to Seller as contemplated in this Agreement.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Encumbrance” refers to any mortgage, lis pendens, charge, pledge, lien (other than a lien arising by statute or operation of law), equities, hypothecation or other encumbrance, priority or security interest, preemptive right deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, and/or assets or rights of any nature and includes any agreement for any of the same. Reference to “Encumbrances” shall be construed accordingly.

SCHEDULES AND EXHIBITS:

Schedule A: List of shareholders of Cabaran Ultima SDN. BHD., which persons shall collectively be referred to as the Seller.

Schedule B: Consolidated Financial Statements of Cabaran Ultima SDN. BHD.

Schedule C: Articles of Incorporation and other documents

Exhibit A:  Non-U.S. Person Certificate

Background:

A. The Seller, collectively the shareholders of Ultima as set out in Schedule A appended hereto, is the sole owner of the all issued and outstanding shares of Ultima.

B. Cabaran Ultima SDN. BHD. is a real estate development company incorporated in Malaysia, with company number 133344-T.  RGF Land SDN. BHD. owns 100% of Cabaran Ultima SDN. BHD. and also owns 51% of RGF Cabaran SDN. BHD. with projects under management in Genting Highlands, Malaysia. RFG Cabaran SDN. BHD. owns 75% of RGF Construction SDN. BHD.

C. Contemporaneously with this transaction, Land will transfer its entitlement of the contract value in RGF Cabaran Sdn Bhd to Ultima. And subject to the approval from relevant parties involved in the contract, Land shall upon approval transfer fifty one percent (51%) of RGF Cabaran Sdn Bhd to Ultima, which will ultimately own seventy five percent (75%) of RGF Construction Sdn Bhd.

D. The Company desires to acquire all issued and outstanding shares, on a fully diluted basis, of Ultima, from the Seller, for a consideration of 998,571 shares of IGC common stock, subject to regulatory and board approvals.

In consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound thereby, the parties hereby agree as follows:

1. PURCHASE OF INTERESTS.

(a) Share Purchase.

(i) Share Purchase. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7, below, in consideration of the Seller’s assignment, sale, and transfer to the Company of 2,000,000 shares of Ultima that constitute one hundred percent (100%) of the issued and outstanding shares of Ultima, with all such Interests acquired being free and clear of any and all Encumbrances, together with all rights now or hereafter attaching thereto, the Company shall issue to the Seller nine hundred ninety eight thousand, five hundred seventy one (998,571) shares of its common stock, $.0001 par value (the “Shares”), valued at two hundred and twenty nine thousand six hundred and seventy one dollars ($229,671) on the Closing Date (as defined below).

(ii) Closing.  The date and time of the Closing shall be 5:00 p.m., New York City time, on February 11, 2016 (or such date as is mutually agreed to by the Company and the Seller) after notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below, at the offices of Olshan Frome Wolosky LLP, LLP, Park Avenue Tower, 65 East 55th Street, New York, NY 10022.

(iii) If the Closing does not occur as set forth in this Agreement due to one Party’s failure to perform, then the other Party may terminate the Agreement.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND ULTIMA

As of the Closing Date, the Seller and Ultima warrant and represent to the Company the following:

(a) Organization; Authority.  Ultima is a corporation duly organized, validly existing, and in good standing under the laws of Malaysia. Ultima is a foreign corporation in good standing in each jurisdiction where it operates. Ultima has full power and authority to own or lease its properties, and conduct its business as currently conducted, and as proposed to be conducted. The execution, delivery, and performance by the Seller of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate action. This Agreement has been duly executed by the Seller, and when delivered by the Seller in accordance with the terms hereof, will constitute a valid and legally binding obligation of the Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(b) No Conflicts.  The execution, delivery and performance by the Seller of this Agreement, and the consummation by the Seller of the transactions contemplated hereby, will not: (i) result in a violation of the organizational documents of the Seller or Ultima; or (ii) conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, lease, contract, indenture or other instrument or obligation to which the Seller or Ultima is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including Malaysian securities laws) applicable to the Seller or Ultima, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations hereunder, or on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of Ultima, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith or therewith.

(c) Capitalization.  The shares of Ultima, contemplated for sale in this Agreement, represent all of the outstanding share capital beneficially and collectively owned by the Seller and they represent 100% of the issued and outstanding shares on a fully diluted basis of Ultima. The shares of Ultima have been duly authorized and validly issued and are fully paid and non-assessable and when and as sold to the Company contemplated herein will be free from all taxes, liens, claims, and charges with respect to the issue thereof, validly issued, fully paid and non-assessable. The Seller has provided the Company with true and complete copies of Ultima’s Articles of Organization and Operating Agreement. There are no other securities or instruments issued by Ultima, other than those held by Seller and which are being transferred to the Company.

(d) Derivative Securities. There are no other securities or instruments issued by Ultima other than those held by Seller and which are being transferred to the Company. There are no outstanding loans, debts, agreements, bonds, indentures, or promissory notes giving the holder thereof the right to convert such instruments into shares of Ultima.

(e) Financials. Attached hereto, collectively, as Schedule B are the true consolidated financial statements for Ultima prepared on an accrual basis. The Financial Statements have been prepared (except to the extent that they do not include footnotes) on a consistent basis in accordance with generally accepted accounting principles (“GAAP”), consistently applied, and fairly and accurately present the financial position and results of operation of Ultima for the periods covered thereby (subject to normal recurring changes resulting from year-end adjustments). The books and records maintained by Ultima and upon which the Financial Statements are based are true and correct in all material respects and accurately reflect the business of each subsidiary. Except to the extent reflected or reserved against in the balance sheet as at FYE 2015, Ultima has no material liability of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes for any period prior to January 31, 2016.

(f)  Litigation.  There is no action, suit, claim or proceeding pending or, to the knowledge of the Seller, threatened against Ultima or the Seller before any court or administrative agency or otherwise.

(g) Taxes.  Ultima and Seller have filed all federal, state, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by it to the extent that such taxes have become due and are not being contested in good faith and for which an adequate reserve for accrual has been established in accordance with GAAP as may be required.

(h) Absence of Certain Changes.  Since December 31, 2015, Ultima has not entered into any material transaction, other than transactions in the ordinary course of business. Ultima has no material contingent obligations which are not already disclosed in its financial statements.

(i) Contracts.  Neither Ultima, nor, to the Seller's knowledge, any other party, is in default in the observance or performance of any term or obligation to be performed by it under any such agreement or any other agreement or instrument to which Ultima is a party or by which its respective properties or businesses may be bound, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, except for possible defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) Conduct of Business.  Ultima is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to it, except for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k) Brokerage. The Seller shall pay all expenses, including but not limited to, due diligence expenses, audit fees, legal fees, brokerage fees, finder’s fees, or other commissions owed in connection with the transactions contemplated by this Agreement.

(l) Intellectual Property.  Ultima holds all material licenses, certificates and permits from governmental authorities which are necessary to the conduct of its businesses in the manner in which it is being conducted; Ultima owns or possesses the right to use all patents, patent rights, trademarks, trade names, service marks, service names, copyrights, license rights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems, or procedures) and other intellectual property rights necessary to carry on its business in all material respects in the manner in which it is being conducted; Ultima has not infringed, and Ultima has not received notice of conflict with, any Intellectual Property of any other person or entity. There are no outstanding options, licenses or agreements of any kind relating to any Intellectual Property of Ultima. None of the technology employed by Ultima and material to Ultima's business has been obtained or is being used by Ultima in violation of any contractual obligation binding on Ultima or, to the Seller's knowledge, any of its officers, directors or employees or, to Seller’s knowledge, otherwise in violation of the rights of any persons; Ultima has not received any written or oral communications alleging that Ultima has violated, infringed or conflicted with, or, by conducting its business would violate, infringe or conflict with any of the Intellectual Property of any other person or entity. The Seller and Ultima know of no infringement by others of any Intellectual Property owned by or licensed to Ultima.

(m)   Organizational Documents.

(i) The Seller has heretofore delivered to the Company true, correct and complete copies of Articles of Incorporation, Bylaws and a certificate of good standing certified by the Companies Commission of Malaysia for Ultima as shown in Schedule C.

(ii)  The minute books of Ultima as set out in Schedule C, accurately reflect all actions taken at all meetings by its shareholders, and directors from the date of incorporation to the date hereof.

(n)  Material Information.  This Agreement, the Schedules and Exhibits attached hereto, and all other information provided in writing, emails, or in person, by the Sellers and Ultima or representatives of either to the Company or its legal representatives, taken as a whole, are true and accurate and do not contain any untrue, misrepresentative, or misleading statement of a material fact,  nor do they omit or fail to state any fact material to this transaction. There are no facts or conditions which have not been disclosed to the Company in writing which, individually or in the aggregate, could have a material adverse effect on Ultima and/or the Seller or a material adverse effect on the ability of the Seller or Ultima to perform any of their obligations pursuant to this Agreement.

(o) Amendments to Articles.  Since its date of incorporation, Ultima has not:

            (i) amended, other than as disclosed in Schedule C, its Certificate or Articles of Association or Bylaws (or similar document), or merged with or into or consolidated with any other person or entity, or subdivided or in any way reclassified any of its ownership interests, or changed or agreed to change in any manner the rights of its ownership or the character of its business;

(ii) issued, reserved for issuance, sold or redeemed, repurchased or otherwise acquired, or issued options or rights to subscribe to, or entered into any contract or commitment to issue, sell or redeem, repurchase or otherwise acquire, any ownership interests or any bonds, notes, debentures or other evidence or indebtedness; or

(iii) other than as disclosed in the Financial Statements in Schedule B, made any loan or advance to any manager, officer, director or employee, consultant, agent or other representative.

(p)  Subsidiaries.   Other than 51% ownership of RGF Cabaran SDN. BHD. and 75% ownership of RGF Construction SDN. BHD., Ultima has no other direct or indirect subsidiaries.

(q)  Sale of Shares.   The Seller shall be the beneficial and record holder of the Shares.

(r) Cooperation.   Seller shall execute, deliver, and file and otherwise assist the Company in filing reports with the Exchange or the SEC with respect to the issuance of the Shares.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company warrants and represents to the Seller that, as of the date hereof and as of the Closing Date (which representations and warranties shall be deemed to apply, where appropriate, to each Subsidiary (as defined below) of the Company):

(a) Organization. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland, with full corporate power and authority to own or lease its properties and conduct its business, to enter into and consummate the transactions contemplated by this Agreement, and to otherwise carry out its obligations hereunder and thereunder. The Company has no significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the SEC) other than as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2015 (the "Annual Report") and otherwise has no direct or indirect subsidiaries. The Company is duly qualified to transact business in all jurisdictions in which the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to result in any Material Adverse Effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company, or on the transactions contemplated hereby, or on the authority or ability of the Company to perform its obligations under this Agreement.

(b) Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Shares have been duly authorized by the Company's Board of Directors, and other than NYSE approval, no further filing, consent, or authorization is required by the Company's Board of Directors or its stockholders. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(c) Issuance of Securities.  The outstanding shares of Common Stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; the Shares to be issued by the Company have been duly authorized and, when issued and paid for as contemplated herein, will be free from all taxes, liens, and charges with respect to the issue thereof, validly issued, fully paid and non-assessable, and no preemptive rights of stockholders exist with respect to any of the Shares or the issue and sale thereof. Neither this Agreement, nor the offering or sale of the Shares as contemplated by this Agreement, shall give rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any shares of Common Stock. There are no securities or instruments issued by the Company containing anti-dilution or similar provisions that will be triggered by the issuance of the Shares.

(d) Equity Capitalization.  As of the date hereof and as of the Closing Date, the Company has approximately 18,000,000 shares issued and outstanding, and the Company warrants and options to purchase approximately 1,500,000 shares of common stock.

(e) Weaknesses or Changes in Internal Accounting Controls.  The Company is not aware of: (i) any material weakness in its internal control over financial reporting; or (ii) change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

(f) eXtensible Business Reporting Language. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in this Agreement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto

(g) Sarbanes-Oxley.  Solely to the extent that the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC and The NYSE MKT (the "Principal Market") thereunder (collectively, the "Sarbanes-Oxley Act") has been or is applicable to the Company, there is not, and there has not been, any failure on the part of the Company to comply in all respects with any provision of the Sarbanes-Oxley Act. The Company has taken all necessary actions to ensure that it is in compliance in all respects with all provisions of the Sarbanes-Oxley Act that are in effect with respect to which the Company is required to comply and is actively taking steps to ensure that it will be in compliance with the other provisions of the Sarbanes-Oxley Act which will become applicable to the Company.

(h) Litigation.  There is no action, suit, claim or proceeding pending or, to the knowledge of the Company, threatened against the Company before any court or administrative agency or otherwise which, if determined adversely to the Company, would have, individually or in the aggregate, a Material Adverse Effect, except as set forth in the Company’s SEC Documents.

(i) Title.  The Company has good and marketable title to all of the material properties and assets reflected in the consolidated financial statements hereinabove described or described in its SEC Documents, and such properties and assets are not subject to lien, mortgage, pledge, charge, or encumbrance of any kind, except those reflected in such financial statements or described in the SEC Documents or which are not material in amount or would not materially interfere with the use to be made of such properties or assets. The Company however, is negotiating a sale of the mining assets in China, which could, when completed, decrease the total assets held by the Company. The Seller acknowledges that this has been discussed with the Seller to the satisfaction of the Seller. The Company occupies its leased properties under valid and binding leases conforming in all material respects to the description thereof set forth in the SEC Documents.

(j) Taxes.  The Company has filed all federal, state, local and foreign tax returns which have been required to be filed and have paid all taxes indicated by such returns and all assessments received by it to the extent that such taxes have become due and are not being contested in good faith and for which an adequate reserve for accrual has been established in accordance with GAAP.  All tax liabilities have been adequately provided for in the consolidated financial statements of the Company in accordance with GAAP, and the Company does not know of any actual or proposed additional material tax assessments.

(k) Absence of Certain Changes.  Since the filing of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, there has not been any Material Adverse Effect, and the Company has not entered into any material transaction. The Company has no material contingent obligations, which are not already disclosed in the Company's consolidated financial statements, or which are included in the SEC Documents.

(l) No Conflicts.  The Company is not, or with the giving of notice or lapse of time or both, will not be after giving effect to the execution, delivery, and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares): (i) in violation of its articles of organization, by-laws, any certificate of designations, or other organizational documents; or (ii) in violation of or in default under any agreement, lease, contract, indenture, or other instrument or obligation to which it is a party, or by which it, or any of its properties, is bound and, solely with respect to this clause (ii), which violation or default would have a Material Adverse Effect. The execution and delivery of this Agreement, and the consummation of the transactions herein contemplated and the fulfillment of the terms hereof, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, or other agreement or instrument to which the Company is a party or by which the Company or any of its respective properties is bound, or of the articles of organization or by-laws of the Company or any law, order, rule or regulation judgment, order, writ or decree applicable to the Company of any court or of any government, regulatory body, administrative agency, or other governmental body having jurisdiction, except to the extent that such conflict, breach, or default would not have a Material Adverse Effect.

(m)            Contracts.  Each contract, document, or other agreement described in the Company’s SEC Documents or listed in the exhibits thereto or incorporated by reference therein is in full force and effect and is valid and enforceable by and against the Company in accordance with its terms (except as rights to indemnity and contribution thereunder may be limited by federal or state securities laws and/or matter of public policy and, except as the enforceability thereof, may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principle).  Neither the Company, nor, to the Company's knowledge, any other party, is in default in the observance or performance of any term or obligation to be performed by it under any such agreement or any other agreement or instrument to which the Company is a party or by which the Company or its respective properties or businesses may be bound, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in any such case in which the default or event, individually or in the aggregate, would have a Material Adverse Effect.

(n)       Regulatory Approvals.  Except for the approval of the Company’s Principal Market, which is pending, each approval, consent, order, authorization, designation, declaration, or filing by or with any regulatory, administrative, or other governmental body necessary in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions herein contemplated has been obtained or made and is in full force and effect.

(o) Conduct of Business.  The Company is not in violation of any judgment, decree or order, or any statute, ordinance, rule, or regulation applicable to the Company, and the Company will not conduct its business in violation of any of the foregoing, except in all cases for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) Intellectual Property.  Except as described in the SEC Documents or in any document incorporated by reference therein, the Company holds all material licenses, certificates and permits from governmental authorities which are necessary to the conduct of its business in the manner in which it is being conducted; the Company owns or possesses the right to use all patents, patent rights, trademarks, trade names, service marks, service names, copyrights, license rights, know-how (including trade secrets and other unpatented and unpatentable proprietary or confidential information, systems, or procedures) and other Intellectual Property rights necessary to carry on its business in all material respects in the manner in which it is being conducted; the Company has not infringed, and the Company has not received notice of conflict with, any Intellectual Property of any other person or entity. There are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property of the Company that are required to be described in the SEC Documents and which are not described therein in all material respects. The Company is not a party to or bound by any options, licenses, or agreements with respect to the SEC Documents, which would violate, infringe, or conflict with any of the Intellectual Property of any other person or entity. The Company knows of no infringement by others of Intellectual Property owned by or licensed to the Company.

(q) Internal Accounting Controls.

(i) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ii) The Company has established and maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act); the Company's "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized, and reported within the time periods specified in the rules and regulations of the 1934 Act, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure to be made and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the 1934 Act with respect to such reports.

(r) Industry and Market Data.  The statistical, industry-related and market-related data included in the SEC Documents are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate, and such data agree in all material respects with the sources from which they are derived.

(s) Money Laundering Laws.  The operation of the Company is and has been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes, and applicable rules and regulations thereunder (collectively, the "Money Laundering Laws"), and no action, suit, or proceeding by or before any court or governmental agency, authority, body, or arbitrator involving the Company or any or its subsidiaries with respect to the Money Laundering Laws is pending or, to the Company's knowledge, threatened.

(t) Office of Foreign Assets Control.  Neither the Company, nor, to the Company's knowledge, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(u) Insurance.  The Company carries or is covered by, insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties and as is customary for companies of similar size engaged in similar businesses.

(v) Employee Benefits.  The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"); no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which the Company would have any material liability; the Company has not incurred and does not expect to incur material liability under: (i) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan;" or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the "Code"), and each "pension plan" for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(w)            Employee Relations.  (i)  The Company is not a party to any collective bargaining agreement, nor does it employ any member of a union. The Company believes that its relations with its employees are good. No executive officer of the Company has notified the Company that such officer intends to leave the Company or otherwise terminate such officer's employment with the Company. No executive officer of the Company is, or is now expected to be, in violation of any material term of any employment contract; confidentiality, disclosure, or proprietary information agreement; non-competition agreement; or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters, except where such violation would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii) The Company is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices, and benefits, terms, and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(x) Transactions with Affiliates.  To the Company's knowledge, there are no affiliations or associations between any member of FINRA and any of the Company's officers, directors or 5% or greater security holders, except as set forth in the SEC Documents. There are no relationships or related-party transactions involving the Company and to the knowledge of the Company, any other person required to be described in the Prospectus, which have not been described as required.

(y) Environmental Laws.  The Company is not in violation of any statute, rule, regulation, decision, or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "environmental laws"). The Company does not own or operate any real property contaminated with any substance that is subject to environmental laws; is not liable for any off-site disposal or contamination pursuant to any environmental laws; is not subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would, individually or in the aggregate, have a Material Adverse Effect; and the Company is not aware of any pending investigation which would reasonably be expected to lead to such a claim.

(z) Listing; 1934 Act Registration.  The Common Stock is listed for trading on the Principal Market and, as of each respective Closing Date, the Shares to be issued on each such Closing Date have been approved for listing subject to notice of issuance on the Principal Market. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or the quotation of the Common Stock or the Common Shares on the Principal Market, nor has the Company received any notification that the SEC or the Principal Market is currently contemplating terminating such registration or quotation. The Company is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts that would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

(aa) Contributions; Foreign Corrupt Practices.  The Company has not made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law the violation of which is required to be disclosed in the Prospectus.

(bb) Consents.  Other than as described in Section 3(z) hereof, or as has been previously obtained, filed or made, the Company is not required to obtain any consent, authorization, or order of, or make any filing or registration with, any court, governmental agency, any regulatory or self-regulatory agency, or any other person in order for it to execute, deliver, or perform any of its obligations under this Agreement, including the issuance of the Securities in each case in accordance with the terms hereof or thereof.  The Company is unaware of any facts or circumstances that might prevent the Company from obtaining or effecting any of the registration, application, or filings pursuant to the preceding sentence.

(cc) Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(dd) Transfer Taxes.  On the Closing Date, all stock transfer or other similar taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Common Shares to be sold to the Seller hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(ee) Shell Company Status. The Company is not, and has not been in the last twelve (12) months, an issuer identified in Rule 144(i)(1).

(ff) Bank Holding Company.  Neither the Company, nor any of its affiliates, is, nor, while the Seller holds any Common Shares, will become, subject to the Bank Holding Company Act of 1956, as amended (the "BHCA"), and to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve"). Neither the Company, nor any of its affiliates, owns or controls, nor, while the Seller holds any Common Shares, will own or control, directly or indirectly, five percent or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank, or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company, nor any of its affiliates, exercises, nor, while the Seller holds any Securities, will exercise, a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(gg) SEC Documents. The Company has filed, on a timely basis, all reports, schedules, forms, statements, and other documents required to be filed by it with the SEC, pursuant to the reporting requirements of the Securities Exchange Act of 1934, including material filed pursuant to Section 13(a) or 15(d) (all of the foregoing including filings incorporated by reference therein being referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934 Act, and the rules and regulations of the SEC promulgated thereunder, and other federal, state and local laws, rules, and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted or failed to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(hh) Independent Accountants. AJSH and Co, who have certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act of 1933, as amended.

4. COVENANTS.

(i) Best Efforts.  Each party shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 6 and 7 of this Agreement.

(ii) Corporate Examinations and Investigations.   Prior to the Closing Date, the Company shall be entitled, through its employees and representatives, to make a reasonable investigation of the assets, liabilities, properties, business, and operations of Ultima, and a reasonable examination of the books, records, tax returns, results of operations and financial condition of Ultima. Any such investigation and/or examination shall be conducted at a reasonable time and under reasonable circumstances, and the Seller, Ultima, and their employees and representatives, including without limitation, their counsel and independent public accountants, shall cooperate fully with such representatives in connection with such reasonable review and examination.

(iii) NYSE MKT.   In order to comply with NYSE MKT rules, in no event shall the Company be obligated to issue a number of Shares under this Agreement equal to more than 19.9% of its outstanding shares of Common Stock, determined immediately prior to the Closing, and the Company agrees not to issue shares of Common Stock in any other related transaction or series of transactions (whether an additional financing or an acquisition transaction in consideration, in whole or part, for Common Stock) that would be integrated herewith and counted together so as to exceed such threshold.

5. CONDITIONS TO THE COMPANY'S OBLIGATION TO ISSUE THE SHARES.

The obligation of the Company hereunder to issue the Shares to the Seller at the  Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing the Seller with prior written notice thereof:

(i) The Seller and Ultima shall have executed each Agreement to which it is a party and delivered the same to the Company.

(ii) The representations and warranties of the Seller and Ultima shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date which shall be true and correct as of such specified date), and the Seller and Ultima shall have performed, satisfied and complied in all material respects with the covenants, agreements, and conditions required by this Agreement to be performed, satisfied, or complied with by the Seller and Ultima at or prior to the respective Closing Date.

(iii) The Company shall have completed its due diligence to its sole satisfaction.

(iv) The Company shall have received a certificate, executed by the Seller, dated as of the relevant Closing Date, in the form attached hereto as Exhibit A.

(v) The Seller and Ultima shall have obtained all governmental, regulatory, or third party consents and approvals, if any, necessary for the sale of the respective Interests to be transferred to the Company at such Closing, including approval of the Companies Commission of Malaysia of the Change of Control of Ultima to the Company.

(vi) No litigation, statute, rule, regulation, executive order, decree, ruling, or injunction shall have been enacted, entered, promulgated, or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

(vii) The Seller shall have delivered to the Company such other documents relating to the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

6. CONDITIONS TO SELLER’S OBLIGATION TO TRANSFER OWNERSHIP.

The obligation of Seller to transfer ownership in Ultima to the Company is subject to the satisfaction, at or before the relevant Closing Date, of each of the following conditions, provided that these conditions are for Seller's sole benefit and may be waived by the Seller at any time in its sole discretion by providing the Company with prior written notice thereof:

(i) The Company shall have duly executed and delivered to the Seller this Agreement.

(ii) The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied, and complied in all respects with the covenants, agreements, and conditions required by this Agreement at or prior to the Closing Date.

(iii) The Common Stock shall be designated for quotation or listed on the Principal Market as of the Closing Date.

(iv) The Company shall have obtained all governmental, regulatory, or third party consents and approvals, if any, necessary for the sale of the Shares.

(v) No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

7. TERMINATION.  In the event that the Closing shall not have occurred on or before February 11, 2016 due to the Company's or the Seller's failure to satisfy the conditions set forth in this Agreement (and the non-breaching party's failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.

8. MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Venue; Service of Process; Jury Trial.  All questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by the internal laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Maryland.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE SUBJECT MATTER AND PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN MARYLAND FOR THE ADJUDICATION OF ANY DISPUTE DIRECTLY RELATED TO, ARISING OUT OF, OR IN CONTEMPLATION OF OR CONNECTION TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, INCLUDING WITHOUT LIMITATION, ANY CLAIM BASED ON CONTRACT, STATUTE, OR TORT IN LAW OR IN EQUITY. EACH PARTY HEREBY FURTHER AGREES THAT THE LEGAL VENUE APPLICABLE TO ANY SUCH DISPUTE SHALL BE MONTGOMERY COUNTY, MARYLAND OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND (SOUTHERN DIVISION0 OR ANY OTHER COURT IN ANY OTHER COUNTY IN MARYLAND AT WHICH THE COMPANY’S PRINCIPAL OFFICE IS LOCATED AT THE TIME OF THE DISPUTE.

EACH PARTY HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION, OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF SUCH SUIT, ACTION, OR PROCEEDING IS IMPROPER.

EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT, AND/OR ANY OTHER PROCESS IN ANY SUCH ACTION OR SUIT, IRREVOCABLY WAIVES APPLICATION OF THE HAGUE CONVENTION ON THE SERVICE ABROAD OF JUDICIAL AND EXTRA-JUDICIAL DOCUMENTS IN CIVIL OR COMMERCIAL MATTERS (“THE HAGUE CONVENTION”), TO THE EXTENT THE HAGUE CONVENTION APPLIES TO ANY SUCH SUIT OR ACTION, AND EXPRESSLY AND IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH SUIT OR ACTION:

(1) BY ELECTRONIC MAILING TO THE LAST KNOWN E-MAIL ADDRESS ON FILE FOR ANY NAMED PARTY, AND/OR AS DISCLOSED IN SUBSECTION (h) OF THIS SECTION 8, AND/OR BY CERTIFIED MAIL AND/OR REGISTERED MAIL, POSTAGE PREPAID, AND RETURN RECEIPT REQUESTED TO THE FOLLOWING AGENTS/DESIGNEES FOR SERVICE OF PROCESS AND/OR CERTIFIED MAIL AND/OR REGISTERED MAIL, POSTAGE PREPAID, AND RETURN RECEIPT REQUESTED TO THE FOLLOWING AGENTS/DESIGNEES FOR SERVICE OF PROCESS:

(i) IF TO SELLER AND/OR ULTIMA: by EMAIL to robbiechua@gmail.com attention: Robbie Chua and or to Edwinli61@gmail.com attention Edwin Kai Li AND/OR Lazarus Rothstein, Esq., Legal & Compliance, LLP, 330 Clematis Street, Suite 217, West Palm Beach, Florida 33401, OR TO SUCH OTHER PERSON AND PHYSICAL (NON P.O. BOX) ADDRESS WITHIN THE UNITED STATES THAT SELLER AND/OR ULTIMA MAY DESIGNATE IN THE FUTURE IN A SIGNED WRITING DELIVERED TO THE COMPANY IN THE MANNER SET FORTH IN SUBSECTION (h) OF THIS SECTION 8; OR

(ii) IF TO THE COMPANY: Matt Feinberg, Esq., The Finkelstein Group, P.C. 4600 North Park Avenue, Chevy Chase, MD, 20815, OR TO SUCH OTHER PERSON AND PHYSICAL (NON P.O. BOX) ADDRESS WITHIN THE UNITED STATES THAT THE COMPANY MAY DESIGNATE IN THE FUTURE IN A SIGNED WRITING DELIVERED TO THE SELLER AND TO ULTIMA IN THE MANNER SET FORTH IN SUBSECTION (h) OF THIS SECTION 8; OR

(2) BY PUBLICATION IN A NEWSPAPER OF GENERAL CIRCULATION IN MONTGOMERY COUNTY, MARYLAND ONE TIME PER WEEK FOR A PERIOD OF THREE CONSECUTIVE WEEKS, PLUS FIRST-CLASS MAILING, POSTAGE PREPAID, TO THE AGENTS/DESIGNEES FOR SERVICE OF PROCESS IDENTIFIED IN SUBSECTION (a)(1) OF THIS SECTION 8, OR SUCH OTHER PERSON AND ADDRESS WITHIN THE UNITED STATES THAT SELLER AND/OR ULTIMA AND/OR THE COMPANY, RESPECTIVELY, MAY DESIGNATE IN THE FUTURE IN A SIGNED WRITING DELIVERED TO ALL OTHER PARTIES IN THE MANNER SET FORTH IN SUBECTION (h) OF THIS SECTION 8.

(3)           THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SUCCESSFUL COMPLETION OF EITHER OF THE EVENTS DESCRIBED IN (1) OR (2), ABOVE, SHALL CONSTITUTE GOOD, LEGAL, AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.

(4)           NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED SO AS TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(b) Arbitration; Mediation.  Either party may, no later than thirty (30) days following sufficient service of process as described herein, elect to proceed with arbitration in lieu of court-based litigation. If a party wishes to invoke arbitration in accordance with this subsection, it must provide written notice to the other party(ies) in the manner set forth in subsection (h) of this Section 8, and to any and all attorneys of record who have entered their appearance in any pending litigation.

In the event arbitration is invoked in compliance with this subsection, the arbitration tribunal will consist of a panel of three arbitrators. The place of the arbitration will be Montgomery County, Maryland. That law governing the proceedings will be those of the State of Maryland. The language to be used in the arbitration proceedings will be English. The arbitration panel shall have any and all authority of a court of competent jurisdiction, including any equitable powers of rescission. Judgment upon the arbitration award rendered by the panel may be entered in any court having jurisdiction thereof, including the Circuit Court for Montgomery County, Maryland. The arbitration proceedings will be held in compliance with and subject to the rules and regulations of the American Arbitration Association then in effect.

Within fifteen (15) days after the commencement of arbitration proceedings, the Company, on the one hand, and the Seller and Ultima, collectively, on the other hand, shall select one person each to act as arbitrator. The two arbitrators selected by the parties shall select a third arbitrator within thirty (30) days of the commencement of arbitration. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be selected by the American Arbitration Association and/or the arbitration case manager assigned to the dispute. Arbitrator selections shall be communicated to the AAA case manager in charge of the filing. Neither party is to inform any of the arbitrators as to which of the parties may have appointed them.

(c) Counsel Fees.  Each party in any litigation commenced in accordance with subsection (a) of this Section 8 or arbitration commenced in accordance with subsection (b) of this Section 8, shall pay its own attorneys’ fees and costs incurred in prosecuting and/or defending against such proceedings.

(d) Counterparts.  This Agreement may be executed in any number of identical counterparts, all of which shall be considered one and the same agreement and shall become effective when signed and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(e) Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(f) Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof, and the prohibited nature, invalidity, or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid, or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(g) Entire Agreement; Amendments.  This Agreement supersedes all other prior oral or written agreements between the Seller, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Seller makes any representation, warranty, covenant or undertaking with respect to such matters.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Seller, and any amendment to this Agreement made in conformity with the provisions of this Section 8(f) shall be binding upon the Seller and holders of Common Shares as applicable.  No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.  No such amendment shall be effective to the extent that it applies to less than all of the holders of the applicable Common Shares then outstanding

(h) Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email or facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, or three Business Days after deposit with a non-overnight courier service, in each case properly addressed to the party to receive the same. The street addresses, email addresses and facsimile numbers for such communications shall be:

If to the Company:

India Globalization Capital, Inc.
P.O. Box 60642
Potomac, Maryland 20859
Telephone:  (301) 983-0998
Facsimile:  (240) 465-0273
Attention:  Chief Executive Officer

with a copy to:

The Finkelstein Group, P.C.
4600 North Park Avenue
Chevy Chase, MD 20815
Telephone: 240-200-4972
Faximile: 301-951-8401
Attention: Matt Feinberg

If to the Seller, and or to Ultima to:

CHUA SEONG SENG robbiechua@gmail.com

with an email copy to:

Edwin Kai Li: edwinli61@gmail.com

with a copy to:

Legal & Compliance, LLP
330 Clematis Street, Suite 217
West Palm Beach, FL 33401
Attention:  Lazarus Rothstein, Esq.

or to such other address, email and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's email, or facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(i) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

(j) No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by any other Person.

(k) Survival.  Unless this Agreement is terminated under Section 7, the representations and warranties of the Company, Seller and Ultima contained in Sections 2 and 3, and the agreements and covenants set forth in Sections 4 and 5 shall survive the Closing. The Seller and Ultima shall be responsible only for their own representations, warranties, agreements and covenants hereunder.

(l) Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as are reasonably necessary in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(m) No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(n) Remedies. The Seller shall have all rights and remedies set forth in the Agreement and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law.

(o)  Public Notices.  The Parties agree that the Company shall have the right to act unilaterally in publishing public announcements and regulatory filings without the prior approval of Seller or Ultima.

9. ACTIONS REQUIRED AT FUTURE SHAREHOLDERS MEETINGS.

As additional and material consideration for this Agreement, the shareholders of the Seller and Ultima hereby agree and warrant that they shall vote in favor of and in accordance with the recommendations of the Company’s Board of Directors at each of (i) the two (2) consecutive annual shareholders meetings immediately following execution of this Agreement and (ii) all special shareholders meetings that are held prior to the second annual shareholders meeting immediately following execution of this Agreement. The parties acknowledge that this is a material provision of this Agreement, and the failure to comply with this provision shall be grounds for the Company to seek rescission of the Agreement in the event of any breach.

[Schedules, Exhibits and Signature Page Follows]

IN WITNESS WHEREOF, the Company, Seller and Ultima have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

FOR COMPANY:
INDIA GLOBALIZATION CAPITAL, INC.

Witness:	By:
Name: Ram Mukunda
Title: Chief Executive Officer

FOR SELLER: RGF Land Sdn Bhd.

Witness:	By:
Name: RGF Land Sdn Bhd Title: President

FOR ULTIMA:

Witness:
By:
Name: Chua Seong Seng
Title: President